Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
INTERNATIONAL RECTIFIER CORPORATION

International Rectifier Corporation (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the DGCL, adopted resolutions to amend the Certificate of Incorporation of the Corporation by deleting Article 7 in its entirety and inserting the following in lieu thereof:

“7.

(a)           The Board of Directors alone shall have the right, in its sole discretion, to increase or decrease the number of directors constituting the Board of Directors at any time, and, prior to the election of directors at the 2012 annual meeting of stockholders (the “2012 Annual Meeting”), shall be authorized to classify any director or directors so added to the Board into any class of directors as it sees fit, provided that (x) the Board shall not be entitled to increase the number of directors constituting the entire Board by more than one in any twelve month period ending prior to the election of directors at the 2012 Annual Meeting without the affirmative vote of at least two-thirds of all of the issued and outstanding capital stock of the Corporation or at least two-thirds of the directors of each class of directors and (y) the Board shall not be entitled to increase the number of directors constituting the entire Board by more than one in any twelve month period ending as of or after the election of directors at the 2012 Annual Meeting without the affirmative vote of at least two thirds of all of the issued and outstanding capital stock of the Corporation or at least two-thirds of all directors.

(b)           Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

(c)           Each director elected or appointed prior to the election of directors at the 2012 Annual Meeting shall hold office until the next election of the class to which such director shall have been assigned and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.  Commencing with the election of directors at the 2012 Annual Meeting, the Board of Directors shall cease to be classified in accordance with Section 141(d) of the General Corporation Law of the State of Delaware (“Section 141(d)”), and all directors shall stand for election by the stockholders annually.  Each director elected at the 2012 Annual Meeting and each director elected at any annual meeting of stockholders or appointed thereafter shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

(d)           Prior to the election of directors at the 2010 annual meeting of stockholders (the “2010 Annual Meeting”) the Board of Directors shall be divided into three classes of directors in accordance with Section 141(d) (such classes, “Class I”, “Class II” and “Class III”, respectively), with the directors in Class I having a term that expires at the 2010 Annual Meeting, the directors in Class II having a term that expires at the 2011 annual meeting of stockholders (the “2011 Annual Meeting”), and the directors in Class III having a term that expires at the 2012 Annual Meeting.

(e)           Commencing with the election of directors at the 2010 Annual Meeting, pursuant to Section 141(d), the Board of Directors shall be divided into two classes of directors (such classes, “Class A” and “Class B”, respectively), with the directors in Class A having a term that expires at the 2011 Annual Meeting and the directors in Class B having a term that expires at the 2012 Annual Meeting.  The persons elected by the stockholders at the 2010 Annual Meeting as the successors of the directors who, immediately prior to the election of directors at the 2010 Annual Meeting, were members of Class I shall be elected to Class B; the directors who, immediately prior to the election of directors at the 2010 Annual Meeting, were members of Class II shall be assigned by the Board to Class A; and the directors who, immediately prior to the election of directors at the 2010 Annual Meeting, were members of Class III shall be assigned by the Board to Class B.  Notwithstanding the foregoing provisions of this subsection (e), the Board of Directors is authorized, but not required, to assign a director or directors already in office to Class A or Class B at the time such classification becomes effective to apportion as nearly equal as possible the number of directors in each such class.

(f)           Commencing with the election of directors at the 2011 Annual Meeting, pursuant to Section 141(d), the Board of Directors shall be divided into one class of directors (such class, the “2012 Class”), with the directors in the 2012 Class having a term that expires at the 2012 Annual Meeting.  The persons elected by the stockholders at the 2011 Annual Meeting as the successors of the directors who, immediately prior to the election of directors at the 2011 Annual Meeting, were members of Class A shall be elected to the 2012 Class, and the directors who, immediately prior to the election of directors at the 2011 Annual Meeting, were members of Class B shall be assigned by the Board of Directors to the 2012 Class.

(g)           Subject to the rights of the holders of shares of any series of Preferred Stock, until immediately prior to the election of directors at the 2012 Annual Meeting, a director may be removed, only for cause, by the holders of a majority of shares entitled to vote at an election of directors.

(h)           Subject to the rights of the holders of shares of any series of Preferred Stock, (x) stockholders shall not be permitted to act by written consent in lieu of a meeting to remove directors without cause, and (y) no special meeting of the stockholders may be called by or on behalf of stockholders for a purpose of voting to remove directors without cause.”

2.           That, pursuant to a resolution of the Board of Directors, the Corporation’s 2009 annual meeting of stockholders (the “Annual Meeting”) was duly called and held on November 9, 2009, upon notice given in accordance with Section 222 of the DGCL, at which Annual Meeting the number of shares of capital stock as required by the DGCL and the Certificate of Incorporation were voted in favor of the proposed amendment.

3.           That the proposed amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by an authorized officer of the Corporation this 13th day of November, 2009.

By:           ________________________________
Name: Timothy E. Bixler
Title:  Secretary